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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the registration statement of Puget Sound Energy, Inc. (formerly Puget Sound Power & Light Company) on Form S-3 of our report, which includes an emphasis paragraph related to the Company's merger with Washington Energy Company, dated February 19, 1998, on our audits of the consolidated financial statements and financial statement schedule of Puget Sound Energy, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in the Company's Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts."

PricewaterhouseCoopers LLP

Seattle, Washington
September 30, 1998